As filed with the Securities and Exchange
                         Commission on February 28, 2007
                                                                    811-
                                                                        -------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       Advent/Claymore Global Convertible Securities & Income Fund

Address of Principal Business Office:

         2455 Corporate West Drive
         Lisle, Illinois 60532

Telephone Number:

         (630) 505-3700

Name and address of agent for service of process:

         Nicholas Dalmaso
         Claymore Advisors, LLC
         2455 Corporate West Drive
         Lisle, Illinois 60532

With copies of Notices and Communications to:

         Philip H. Harris
         Thomas A. Hale
         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036

         and

         Rodd Baxter
         Advent Capital Management, LLC
         1065 Avenue of the Americas, 31st Floor
         New York, New York 10018

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ] NO [ ]


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                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 28th day of February, 2007.

                            CLAYMORE STRATEGIC OPPORTUNITIES FUND

                            By:    /s/ Nicholas Dalmaso
                                   -------------------------------
                                   Nicholas Dalmaso
                                   Sole Trustee

Attest:     /s/ Nicholas Dalmaso
            ---------------------------
            Nicholas Dalmaso
            Sole Trustee